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SAFECO Corporation and Subsidiaries

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COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES              Exhibit 12
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RATIO OF EARNINGS (LOSS) TO FIXED CHARGES*

YEAR ENDED DECEMBER 31                           2001         2000         1999          1998         1997
----------------------                       ---------    --------     --------      --------     --------
(In Millions Except For Ratios)
EARNINGS (LOSS)
Income (Loss) Before Income Taxes            $(1,482.3)   $   70.4     $  240.6      $  371.0     $  528.3
Total Fixed Charges                            1,119.4     1,123.5      1,024.9       1,001.6        778.5
Less Interest Capitalized                         (8.3)       (6.1)          --          (0.5)        (2.0)
                                             ---------    --------     --------      --------     --------
Total Earnings (Loss)                        $  (371.2)   $1,187.8     $1,265.5      $1,372.1     $1,304.8
                                             ---------    --------     --------      --------     --------

FIXED CHARGES
Interest                                     $    65.7    $   73.2     $   70.6      $   92.5     $   45.5
Interest on Deposit Contracts                    960.2       959.9        872.2         831.4        702.8
Distributions on Capital Securities               69.0        69.0         69.0          69.1         22.8
Interest Capitalized                               8.3         6.1           --           0.5          2.0
Interest Portion of Rental Expense                15.0        14.3         12.0           8.7          4.8
Amortization of Deferred Debt Expense              1.2         1.0          1.1           1.4          0.7
                                             ---------    --------     --------      --------     --------
Total Fixed Charges                          $ 1,119.4    $1,123.5     $1,024.9      $1,001.6     $  778.5
                                             ---------    --------     --------      --------     --------

RATIO OF EARNINGS (LOSS) TO FIXED CHARGES         (0.3)        1.1          1.2           1.4          1.7
Dollar Amount of Deficiency in Earnings
  (Loss) to Fixed Charges                    $ 1,490.6         N/A          N/A           N/A          N/A
                                             ---------    --------     --------      --------     --------

SUPPLEMENTAL RATIOS**

RATIO OF EARNINGS (LOSS) TO FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSIT CONTRACTS
  AND DISTRIBUTIONS ON CAPITAL SECURITIES        (15.5)        1.7          3.9           4.7         10.9
Dollar Amount of Deficiency in Earnings
  (Loss) to Fixed Charges                    $ 1,490.6         N/A          N/A           N/A          N/A
                                             =========    ========     ========      ========     ========

RATIO OF EARNINGS (LOSS) TO FIXED CHARGES
(INCLUDING INTEREST ON DEPOSIT CONTRACTS)         (8.4)        1.4          2.6           3.2          7.9

Dollar Amount of Deficiency in Earnings
  (Loss) to Fixed Charges                    $ 1,490.6         N/A          N/A           N/A          N/A
                                             =========    ========     ========      ========     ========

* As defined in Item 503(d) Of Regulation S-K of the Securities Exchange Act of 1934.

** These Ratios are presented to provide additional measures of the ratio of earnings (loss) to fixed charges and are provided as a supplement to the ratios calculated under Item 503(d). While not required or encouraged by Securities and Exchange Commission rules or regulations SAFECO believes these supplemental ratios provide useful additional measures of financial performance for investors and creditors.




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